Exhibit 99.2

Bed Bath & Beyond Inc. Enters into Committed Equity Facility for Additional Funding

Builds on Recent Launch of New At-the-Market Offering

Terminates Previously Issued Warrants for Series A Convertible Preferred Stock

Provides Business Update

UNION, N.J., March 30, 2023 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) (the “Company”) announced today that concurrent with a new, At-The-Market offering program (“ATM Program”) launched earlier today, the Company has also entered into a common stock purchase agreement and a registration rights agreement (collectively, “Committed Equity Facility”) with B. Riley Principal Capital II, LLC to provide additional capital to the Company. Simultaneously, the Company is terminating its previous public equity offering and all outstanding warrants for Series A Convertible Preferred Stock associated with that offering. The Company intends to file a registration statement on Form S-1 with respect to the Committed Equity Facility, upon the effectiveness of which the Company would be permitted to begin selling additional securities pursuant to its terms.

The potential net proceeds from these financing transactions will be used immediately to fulfill conditions set forth in an amendment to the Company’s credit facility filed earlier today. The Company expects to utilize its amended credit facility to enable its strategic initiatives in fiscal 2023, such as investing in merchandise inventory, which will be further supported by a realigned store footprint and cost structure.

Sue Gove, President & CEO of Bed Bath & Beyond Inc. said, “The actions we’ve taken have enabled us to create the necessary financial runway to begin restoring our iconic Bed Bath & Beyond and buybuy BABY businesses. We have raised $360 million of equity capital since the beginning of February, cured our default under our credit agreement, repaid material amounts of our ABL facility, completed our interest payment for our Senior Notes, all while jumpstarting our turnaround plans.”

Ms. Gove continued, “The customer experience remains our top priority and we are making meaningful progress to improve our business and calibrate to customer demand. In addition to leveraging our recent capital to reinvest in high demand inventory, we are also developing a third-party consignment program that will allow us to fortify our product assortments by expanding merchandise availability from key supplier partners. We are on pace to achieve our target of 360 top-performing Bed Bath & Beyond stores by the end of April, in addition to our existing 120 buybuy BABY stores. In conjunction with our online business, these productive stores are pivotal to our omni-channel strategy and future profitability.”

Ms. Gove concluded, “As demonstrated by our plans for additional equity capital, our work remains focused on creating operational and financial avenues for further progress. We believe today’s launch of the ATM Program will expand the reach of our equity program, and accelerate the return of our nationally recognized Bed Bath & Beyond and buybuy BABY brands back to prominence.”

As of March 27, 2023, the Company had a total of approximately 435 million shares of common stock issued, and approximately 295 million shares of common stock available for issuance.

In conjunction with today’s business update, the Company is providing the following preliminary financial results for the fiscal 2022 fourth quarter (ended February 25, 2023):

•	Net Sales of approximately $1.2 billion

•	Comparable Sales decline in the 40% to 50% range[1]

•	Continuation of negative operating losses

•	Modest free cash flow usage

The Company has not yet completed its fiscal year 2022 fourth quarter and full year financial close and plans to provide its full financial results for the fiscal 2022 fourth quarter and full year at the end of April 2023. Until that time, the preliminary results described in this press release are estimates only and remain subject to change and finalization.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise primarily in the Home and Baby markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com and buybuybaby.com.

Non-GAAP Information

This release contains certain non-GAAP information, including Free Cash Flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company’s fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. The Company is not providing a reconciliation of its forward looking quarter ended February 25, 2023 non-GAAP preliminary expected results or its fiscal year 2023 guidance with respect to Free Cash Flow because it does not currently have sufficient information to accurately estimate all of the variables and individual adjustments for such reconciliation. As such, the Company cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control.

(1) Comparable Sales reflects the year-over-year change in sales from the Company’s retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company’s store network optimization program.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to obtain shareholder approval of a reverse split proposal, which is required to enable the Company to make full use of the ATM Program and any of the Committed Equity Facility; ATM Program and the Committed Equity Facility and the use of proceeds therefrom; the price of our Common Stock at any given time; risks related to the failure to receive the full amount of gross proceeds from the Company’s financing transactions; the Company’s ability to maintain access to its credit agreement; the Company’s ability to deliver and execute on its turnaround plans; the Company’s potential need to seek additional strategic alternatives, including restructuring or refinancing of its debt, seeking additional debt or equity capital, reducing or delaying its business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; the Company’s ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern; and the Company’s ability to increase cash flow to support the Company’s operating activities and fund its obligations and working capital needs, and the other risk factors described in the Company’s filings with the SEC, including the factors set forth under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 26, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2022, Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on February 6, 2023 and the Company’s Current Report on Form 8-K filed on February 7, 2023. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com